                                                                    Exhibit 10.1
                                                                    ------------



                                    AGREEMENT


         This agreement (the "Agreement"), dated as of December 8, 1999, is entered into by and among Waxman Industries, Inc., a Delaware corporation ("WI"), Waxman USA, Inc., a Delaware corporation and a wholly owned subsidiary of WI ("USA") (WI and USA are collectively referred to as the "Company"), and each of the undersigned holders (each, a "Consenting Noteholder") of the 12 3/4% Deferred Coupon Secured Notes, due 2004 issued pursuant to that certain indenture dated as of May 20, 1994 by and between WI and The Huntington National Bank as trustee (the "DC Notes Indenture" and the "Trustee"), current approximate accreted principal amount outstanding $92.797 million (the "DC Notes"), some of whom also hold the 11 1/8% Senior Notes, due 2001 issued pursuant to that certain indenture dated as of April 1, 1996 (together with the DC Notes Indenture, the "Indentures"), by and between USA and the United States Trust Company of New York as trustee (together with the Trustee, the "Indenture Trustees"), current approximate principal amount outstanding $35.855 million (the "Senior Notes") (the DC Notes and the Senior Notes are collectively referred to as the "Notes").

                                    RECITALS

         WHEREAS Barnett, Inc. ("Barnett") has issued a press release (the "Press Release") announcing its engagement of BT Alex Brown Incorporated to advise it with respect to strategic alternatives to maximize stockholder value, and the Company, the Committee (as defined below), and their respective financial advisors have been advised by Barnett and its financial advisor that these alternatives will include the pursuit of a sale of Barnett, which, if consummated, would include the sale of all common stock of Barnett currently held by USA (the "Barnett Stock");

         WHEREAS the Company has contacted certain of the holders of the Notes to discuss a restructuring based upon the expectation that proceeds realized from the sale of the Barnett Stock will be sufficient to satisfy all outstanding obligations under the Senior Notes, but insufficient to satisfy all outstanding obligations under the DC Notes;

         WHEREAS the Company and an unofficial committee comprised of certain of the holders of the Notes (the "Committee") holding in the aggregate $81,269,000 principal amount of the DC Notes and $22,706,000 principal amount of the Senior Notes, have engaged in good faith negotiations with the objective of reaching an agreement concerning the sale of the Barnett Stock, the reorganization of WI and a restructuring of the DC Notes (the "Restructuring").

         WHEREAS the Company and the Consenting Noteholders now desire to implement the Restructuring on the terms set forth in the term sheet attached hereto as Exhibit A (the "Term Sheet") and incorporated into this Agreement as if fully set forth herein;

         WHEREAS the Company and the Consenting Noteholders have agreed in principle to the satisfaction of the Senior Notes through the sale of the Barnett Stock and the repayment by USA of the outstanding obligation in respect of the Senior Notes;

         WHEREAS the Company and the Consenting Noteholders have agreed in principle to implement the proposed Restructuring of WI through the confirmation of a joint "pre-packaged" plan of reorganization (the "Plan") in a case (the "Chapter 11 Case") commenced under chapter 11 of title 11 of the United States Code, 11 U.S.C. Section 101 et seq. (the "Bankruptcy Code") and to be filed in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"); and

         WHEREAS to expedite and ensure implementation of the Plan, the Consenting Noteholders are prepared to commit, on the terms and subject to the conditions of this Agreement and applicable bankruptcy law, to vote to accept the Plan when solicited to do so, to support confirmation of the Plan, and to perform their other obligations hereunder.

         NOW THEREFORE, in consideration of the foregoing recitals, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the undersigned agrees as follows:

         1. MEANS FOR EFFECTING THE PAYMENT OF THE SENIOR NOTES. The Company, the Committee and the Consenting Noteholders agree that the satisfaction of USA's obligations under the Senior Notes shall be accomplished by the sale by USA of the Barnett Stock and the immediate repayment of all amounts outstanding on the Senior Notes including all principal and accrued interest as of the redemption thereof, and the deposit of the Net Proceeds (as defined in the Term Sheet) into a specially dedicated bank account, all as provided in the Term Sheet.

         2. MEANS FOR EFFECTING THE RESTRUCTURING OF WI. WI, the Committee and the Consenting Noteholders agree that the Restructuring of WI shall be accomplished by the preparation and filing of the Plan, a disclosure statement in regard to the Plan (the "Disclosure Statement"), and other related documents incorporating the terms set forth in the Term Sheet.

         3. PREPARATION OF RESTRUCTURING DOCUMENTS. Promptly upon execution of this Agreement, WI shall instruct its counsel to prepare for the review and approval by the parties hereto of the following: (a) all documents needed to effectuate the Restructuring as contemplated in the Term Sheet; (b) a voluntary petition for relief under Chapter 11 of the Bankruptcy Code in respect of WI (the "Petition"); (c) a stipulation for the use of the Cash Collateral (as such term is defined in the Bankruptcy Code) or other financing, if necessary; (d) the Plan, the Disclosure Statement and orders thereon; and (e) all schedules, motions, pleadings, and other papers necessary or useful in connection with the filing of the Petition (collectively, the "Restructuring Documents"). WI and the Committee shall coordinate with one another in the preparation of the Restructuring Documents. The Company shall use its reasonable best efforts to comply with the time deadlines set forth in the Term Sheet and in the schedule agreed to contemporaneously herewith.



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


         4. CONDITIONS TO THE COMMENCEMENT OF THE CHAPTER 11 CASE. The Chapter 11 Case shall not commence and the Plan shall not be filed with the Bankruptcy Court unless and until the following occur: (a) the Plan shall be consistent with all material provisions of the Term Sheet; (b) the Plan shall have been approved by counsel for WI and counsel for the Committee, such approvals not to be withheld if the Plan is consistent with the Term Sheet; (c) the Committee, through counsel, shall have approved in form and substance all pleadings and orders to be filed concurrently with the Petition and the Plan which pertain to provisions of the Term Sheet and this Agreement; and (d) the Required DC Noteholders (as that term is defined below) and the Consenting Noteholders shall have provided their votes in support of the Plan to WI, in accordance with the consent solicitation. Counsel for WI shall prepare and file any additional documents deemed necessary or appropriate by the Committee pertaining to and which are consistent with the provisions of the Term Sheet. The Company and each Consenting Noteholder hereby further covenant and agree to negotiate the definitive documents relating to the Restructuring, including, without limitation, the Restructuring Documents, in good faith.

         5. SUPPORT OF THE RESTRUCTURING. So long as this Agreement has not been terminated under Paragraphs 7, 8 or 9 hereof, the Consenting Noteholders shall:
(a) exercise all votes to which they are entitled to accept the Plan and to approve any other action or document necessary to implement the Restructuring (including entry of WI's first day orders to the extent such orders are not inconsistent with the Term Sheet); and (b) allow the Company to operate its businesses in the ordinary course. So long as this Agreement has not been terminated under Paragraphs 7, 8 or 9 hereof, the Committee shall recommend acceptance of the Plan by all voting creditors (including providing a letter for inclusion in the Disclosure Statement which expresses support for the Plan and recommends that other holders of the DC Notes vote to accept the Plan). So long as this Agreement has not been terminated under Paragraphs 7, 8 or 9 hereof, the Consenting Noteholders shall oppose any motion, action or objection by any party that would result in the occurrence of a Noteholders Termination Event, a Company Termination Event or a General Termination Event (each, as defined below). So long as this Agreement has not been terminated under Paragraphs 7, 8 and 9 hereof, WI and each Consenting Noteholder shall not: (a) object to the consummation of the Restructuring or otherwise commence any proceeding to oppose the Restructuring or any of the Restructuring Documents so long as the Restructuring Documents are consistent with the Term Sheet; (b) vote for, consent to, support or participate in the formulation of any other out-of-court restructuring or chapter 11 plan of reorganization or liquidation in respect of WI proposed or filed or to be proposed or filed (other than one agreed to in writing by WI and the Consenting Noteholders) (an "Alternative Proposal"); (c) directly or indirectly seek, solicit, support or encourage any other out-of-court restructuring, plan, proposal or offer of dissolution, winding up, liquidation, reorganization, merger or restructuring of WI (other than one agreed to in writing by WI and the Consenting Noteholders); (d) take any other action, including but not limited to initiating any legal proceedings that is inconsistent with, or that would delay consummation of, the Restructuring; PROVIDED, HOWEVER, that in the event of the filing of the Chapter 11 Case, none of the Consenting Noteholders shall be barred from objecting to approval of the Disclosure Statement or other documents received by the



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


Consenting Noteholders if the Disclosure Statement or such other documents contain terms that are materially inconsistent with the Term Sheet, provided that the Disclosure Statement or such other documents were not previously reviewed and approved by the Committee or its Counsel. Each Consenting Noteholder agrees to promptly notify WI of any Alternative Proposal of which the Consenting Noteholder becomes aware, including the material terms thereof.

         6. ACKNOWLEDGMENT. This Agreement and the terms of the Restructuring are the product of negotiations between the Company, the Consenting Noteholders and the Committee. Neither this Agreement nor the Term Sheet is or shall be deemed to constitute an offer with respect to any securities or a solicitation for consents to the Plan or the Restructuring. Acceptance of the Restructuring will not be solicited from any holder of the Notes until it has received the disclosures required under or otherwise in compliance with Bankruptcy Code section 1125 or other applicable law. Notwithstanding anything contained herein, the Consenting Noteholders shall be under no requirement to vote to accept the Plan if the Plan presented for voting is materially inconsistent with the Term Sheet, unless the Committee has approved any such modifications or amendments to the Term Sheet or the Plan.

         7. TERMINATION OF THE CONSENTING NOTEHOLDERS' OBLIGATIONS. Each of the Consenting Noteholders may terminate its obligations hereunder and rescind its acceptance of the Plan or the Restructuring (which acceptance or vote shall be null and void and have no further force or effect) by giving written notice thereof to the other Consenting Noteholders and the Company, if any of the following occur (each, a "Noteholders Termination Event"): (a) the Restructuring Documents provide or are modified to provide for any terms that are materially adverse to or materially inconsistent with any of the terms or conditions of the Term Sheet unless the Committee has approved such modifications; (b) the Company fails to use its reasonable best efforts to complete the Restructuring Documents or related transactions and events; (c) the Company materially breaches this Agreement or fails to satisfy any of the terms or conditions of the Term Sheet, including completion of the Restructuring no later than June 30, 2000; (d) a bankruptcy case is commenced by or against WI without the prior written consent of holders of at least a majority in number and 66 2/3% of the outstanding principal amount of the DC Notes (the "Required DC Holders"); or (e) any plan of reorganization other than the Plan is proposed by the Company. If any Noteholders Termination Event occurs at a time when permission of the Bankruptcy Court is required for a Consenting Noteholder to change or withdraw (or cause to be changed or withdrawn) its vote(s) to accept the Plan, WI shall not oppose any attempt by any Consenting Noteholder to change or withdraw (or cause to be changed or withdrawn) such vote(s) at such time .

         8. TERMINATION OF THE COMPANY'S OBLIGATIONS. The Company shall have the right to terminate this Agreement by the giving of written notice thereof to each of the Consenting Noteholders (a "Company Termination Event") (a) in the event of a material breach of this Agreement by any Consenting Noteholder(s) (the "Breaching Noteholders") and provided that non-Breaching Noteholders no longer constitute the Required DC



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


Noteholders, or (b) in the event that any plan of reorganization other than the Plan is supported by the Consenting Noteholders.

         9. GENERAL TERMINATION EVENTS. Each of the Consenting Holders or the Company may terminate their obligations hereunder and rescind their acceptance of the Plan or the Restructuring (which acceptance shall be void and null and have no further force or effect) by giving written notice thereof to each of the other Consenting Noteholders and the Company upon the occurrence of any of the following (each, a "General Termination Event"): (a) the Bankruptcy Court refuses to confirm or denies confirmation of the Plan, or the Bankruptcy Court's order confirming the Plan is reversed or vacated on appeal; (b) WI's Chapter 11 Case is dismissed or converted to a case under chapter 7 of the Bankruptcy Code;
(c) a trustee is appointed in WI's Chapter 11 Case; or (d) the sale of the Barnett Stock, on terms set forth in the Term Sheet, does not occur by a deadline mutually acceptable to the Committee and the Company.

         10. EFFECTS OF TERMINATION. Subject to Paragraph 26 hereof, upon the occurrence of a Noteholders Termination Event, a Company Termination Event or a General Termination Event, in each case resulting in the termination of the Consenting Noteholders' obligations or the Company's obligations (as the case may be) under the terms of Paragraphs 7, 8 or 9 hereof, this Agreement shall terminate and no party hereto shall have any continuing liability or obligation to pay any other party hereunder; PROVIDED, HOWEVER, that no such termination shall relieve any party from liability for its breach or non-performance of its obligations hereunder prior to the date of such termination.

         11. IMPACT OF APPOINTMENT TO CREDITORS' COMMITTEE. Notwithstanding anything to the contrary, if any Consenting Noteholder is appointed to and serves on an official committee duly appointed in the Chapter 11 Case, the terms of this Agreement shall not be construed so as to limit such Consenting Noteholder's exercise (in its sole discretion) of its fiduciary duties to any person arising from its service on such committee, and any such exercise (in the sole discretion of such Consenting Noteholder) of such fiduciary duties shall not be deemed to constitute a breach of the terms of this Agreement, and the fact of such service on such committee shall not otherwise affect the continuing validity or enforceability of this Agreement; provided, however, that such Consenting Noteholder agrees to take all actions, including the exercise of all voting or similar rights, with respect to its service on such committee to facilitate, support and implement the expeditious approval and effectuation of the Plan, consistent with the provisions of the Term Sheet, unless, in the written advice of counsel to such Consenting Noteholder, the taking of any such action would result in a violation of such Consenting Noteholder's fiduciary obligations as a member of such committee. Notwithstanding the foregoing, so long as no Noteholders Termination Event, Company Termination Event or General Termination Event shall have occurred and this Agreement remains in effect, the foregoing shall not modify or limit obligations of the Consenting Noteholders to vote their claims and take other actions set forth in Paragraph 5 hereof. If the United States Trustee seeks to appoint a committee of creditors comprised, in whole or in part, of holders of the DC Notes, the Consenting Noteholders will seek to be appointed to such committee.




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



         12. FORBEARANCE; RESTRICTIONS ON TRANSFERS. So long as this Agreement has not been terminated under Paragraphs 7, 8 or 9 hereof: (a) the Consenting Noteholders (i) will not file a notice of default or sale or take any other action to collect on the Notes or foreclose on any collateral therefor, including, without limitation, instructing the Indenture Trustees on how to proceed in the exercise of any and all remedies, and (ii) will give instructions to the Indenture Trustees, if and when reasonably appropriate, to desist from taking action that is inconsistent with this Agreement or the Restructuring; and
(b) each of the Consenting Noteholders will not, directly or indirectly, sell, assign, transfer, hypothecate or otherwise dispose of (i) any Notes beneficially owned by it or as to which it has investment authority or discretion (including Notes acquired after the date hereof), (ii) any claim (as that term is defined in section 101(5) of the Bankruptcy Code) arising from, based on or related to the Notes, or (iii) any option, interest in, or right to acquire any Notes or claim referred to in clauses (i) and (ii) above, UNLESS the transferee is (x) an "accredited investor" within the meaning of Rule 501 under the Securities Act of 1933, as amended, and (y) agrees in writing to be bound by the terms of this Agreement and to be a member of the Committee.

         13. THE COMPANY'S UNDERTAKINGS. So long as this Agreement is in effect, absent the prior written consent of the Required DC Noteholders, the Company shall not take any action materially inconsistent with the Agreement, including, but not limited to, the sale of any substantial portion of the Company's assets (except sales undertaken in the ordinary course of business) or obtaining additional financing, excluding debtor in possession financing. If required, WI shall take, and the Consenting Noteholders will support and cooperate in the taking of, all reasonable steps necessary and desirable to obtain an order of the Bankruptcy Court confirming the Plan as expeditiously as possible under the Bankruptcy Code and other applicable law, and use its reasonable best efforts to obtain any and all requisite regulatory and/or third party approvals for the Restructuring.

         14. FEES AND EXPENSES. Upon the execution of this Agreement by the Consenting Noteholders, the Company shall, notwithstanding any agreement to the contrary, pay in full the reasonable fees and costs of counsel to the Committee, and shall timely pay in the ordinary course of business any additional bills submitted to the Company by such counsel through consummation of the Restructuring, subject to any rules and restrictions contained in the Bankruptcy Code, Bankruptcy Rules and any applicable local rules of the bankruptcy court. In addition, five (5) business days prior to the filing of the Petition, the Company shall pay in full any outstanding bills of the Committee's counsel plus an estimate of such counsel's unbilled fees and costs up to the filing of the Petition. The Company shall also pay the fees and costs of the financial advisor to the Committee, in accordance with terms of the engagement letter between the Committee's financial advisor and the Company. Notwithstanding the foregoing, in no event, unless the Company shall otherwise agree in writing, shall the Company be responsible for any fees and expenses incurred after the date of a Noteholders Termination Event, a Company Termination Event or a General Termination Event. In addition, if any party brings an action against any other party based upon a breach by such other party of its obligations hereunder, the prevailing party shall be entitled to all reasonable expenses



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incurred, including reasonable attorneys', accountants' and financial advisors'
fees in connection with such action.

         15. NOTICES. Notices given under this Agreement shall be to:

                         FOR THE COMMITTEE:
                         -----------------
                         Paul S. Aronzon, Esq.
                         Milbank, Tweed, Hadley & McCloy LLP
                         601 South Figueroa Street, 30th Floor
                         Los Angeles, California 90017

                         Telephone:   (213) 892-4000
                         Telecopy:    (213) 629-5063

                         FOR THE COMPANY:
                         ---------------
                         Scott M. Zimmerman, Esq.
                         Swidler Berlin Shereff Friedman, LLP
                         The Chrysler Building
                         405 Lexington Avenue
                         New York, New York  10174

                         Telephone:   (212) 973-0111
                         Telecopy:    (212) 891-9598

                         and

                         Mark Wester, Chief Financial Officer
                         Waxman Industries, Inc.
                         24460 Aurora Road
                         Bedford Heights, OH 44146

                         Telephone:   (440) 439-1830, ext. 3552
                         Telecopy:    (440) 439-8678

                         FOR THE CONSENTING NOTEHOLDERS:
                         ------------------------------
                         At the addresses and telephone numbers
                         set forth on the signature pages of this Agreement.

         16. RESERVATION OF RIGHTS. This Agreement and the Restructuring are part of a proposed settlement of a dispute among the parties hereto. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair or restrict the ability of each Consenting Noteholder and each of the Indenture Trustees to protect and preserve its rights, remedies and interests, including without limitation, its claims against the Company. Nothing herein shall be deemed an admission of any kind. Nothing contained herein effects a modification of the Consenting Noteholders' or the Indenture Trustees' rights under the Indentures, the Notes or other documents and agreements unless and until the Restructuring becomes effective. If the



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transactions contemplated herein are not consummated or this Agreement is terminated for any reason, the parties hereto fully reserve any and all of their rights. Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.

         17. COUNTERPARTS. This Agreement may be executed by facsimile by one of more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts when taken together shall constitute one and the same instrument. Except as expressly provided for herein, no modification, amendment or waiver of any provision of this Agreement or the Term Sheet shall be effective unless such modification, amendment or waiver is in writing and signed by each of the parties hereto. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; PROVIDED, HOWEVER, that nothing contained in this Paragraph shall be deemed to permit sales, assignments or transfers other than in accordance with Paragraph 12.

         18. REPRESENTATIONS AND WARRANTIES. Each Consenting Noteholder represents and warrants to the Company and each other that it is an accredited investor, owns the Notes that represent a beneficial interest in the total principal amount (of record and/or beneficially) set forth immediately below its name and the signature(s) of its authorized representative(s) on that certain letter from such Consenting Noteholders to WI, dated December 8, 1999, or as to which such holder or its Affiliates (as that term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, and over whom the Consenting Noteholder exercises sufficient control to insure enforcement of the provisions of this Agreement) has investment authority or discretion, and such Notes constitute all of such Notes so owned or controlled by such holder and its Affiliates. Each party hereunder represents and warrants that the following statements are true, correct and complete as of the date hereof.

                  (a) POWER, AUTHORITY AND AUTHORIZATION. Execution, delivery and performance of this Agreement by such party has been duly authorized by all necessary corporate action on the part of such party, and the person executing this Agreement on behalf of such party is duly authorized to do so;


                  (b) NO CONFLICTS. The execution, delivery and performance of this Agreement by such party does not and shall not (i) violate any provision of law, rule or regulation applicable to it or any of its subsidiaries or its organizational documents or those of any of its subsidiaries or (ii) except to the extent previously disclosed in writing to the Committee, conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligations to which it or any of its subsidiaries is a party or under its organizational documents;


                  (c) GOVERNMENTAL CONSENTS. The execution, delivery and performance by it of this Agreement do not and shall not require any registration



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


         or filing with consent or approval of, or notice to, or other action to, with or by, any Federal, state or other governmental authority or regulatory body, except such filing as may be necessary and/or required for disclosure by the Securities and Exchange Commission and, in connection with the commencement of the Chapter 11 Case, the approval of the Disclosure Statement and confirmation of the Plan;

                  (d) BINDING OBLIGATION. This Agreement is the legally valid and binding obligation of each of the undersigned, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability;

                  (e) POTENTIAL SALES. Except as contemplated in the Term Sheet, each party is unaware of any letter of intent, other binding agreement or other binding understanding (whether oral or written) or any written indication of interest for the potential sale or other transaction concerning USA or WI, excluding sales of inventory and the creation of accounts receivable in the ordinary course.

         19. EFFECTIVENESS; AMENDMENTS; CONSENTING HOLDERS. This Agreement shall not become effective and binding on the parties hereto unless and until counterpart signature pages hereto have been executed and delivered by the Company and each Consenting Noteholder. Once effective, this Agreement may not be modified, amended or supplemented except in writing signed by the Company and each Consenting Noteholder.


         20. DISCLOSURE OF INDIVIDUAL HOLDINGS. Unless required by applicable law or regulation, the Company shall not disclose (i) the amount of a Consenting Noteholder's holdings of Notes, or (ii) the terms of this Agreement, without the prior written consent of such Consenting Noteholder or the Consenting Noteholders, as applicable; and if such announcement or disclosure is required by law or regulation, the Company shall afford the Consenting Noteholder(s) a reasonable opportunity to review and comment upon any such announcement or disclosure prior to such announcement or disclosure by the Company. The foregoing shall not prohibit the Company from disclosing the approximate aggregate holdings of Notes by the Consenting Noteholders or the holders of the Notes as a group.


         21. ENTIRE AGREEMENT. This Agreement, including the Term Sheet, exhibits to the Term Sheet, the Restructuring Documents and all agreements and consents executed contemporaneously herewith constitute the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.


         22. REPRESENTATION BY COUNSEL. Each party hereto acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or legal decision that would provide any party hereto with a defense to the enforcement of the terms of this Agreement against such party shall have no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties hereto.


         23. CONSIDERATION. Each party hereto acknowledges the receipt and sufficiency of good and valuable consideration in exchange for its agreement to undertake its duties and obligations under this Agreement.

         24. GOVERNING LAW; JURISDICTION. This Agreement is governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts of law provision that would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each of the parties hereto hereby irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, shall be brought in a federal court of competent jurisdiction in the Southern District of New York. By execution and delivery of this Agreement, each of the parties hereto hereby irrevocably accepts and submits to the nonexclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding. Notwithstanding the foregoing consent to jurisdiction, upon the commencement of the Chapter 11 Case in the Bankruptcy Court for the District of Delaware, each of the parties hereto hereby agrees that the Bankruptcy Court in Delaware shall have exclusive jurisdiction over all matters arising out of or in connection with this Agreement.

         25. SPECIFIC PERFORMANCE. It is understood and agreed by each of the parties hereto that money damages would not be a sufficient remedy for any breach of this Agreement by any party (other than a breach by the Company of Paragraph 14 hereof) and each non-breaching party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach.

         26. SURVIVAL. Notwithstanding the sale of the Notes in accordance with Paragraph 12 hereof or the termination of the Consenting Noteholders' obligations hereunder in accordance with Paragraph 7 or 9 hereto, the Company's obligations and agreements set forth in Paragraph 14 (with respect to fees and expenses incurred through the date of such termination) and 20 (with respect to disclosure of certain information) hereof shall survive such termination and shall continue in full force and effect for the benefit of the Consenting Noteholders in accordance with the terms hereof.

         27. SUCCESSORS AND ASSIGNS. This Agreement is intended to bind and inure to the benefit of the parties and their respective successors, assigns, heirs, executors, administrators and representatives. The agreements, representations and obligations of the Consenting Noteholders under this Agreement are, in all respects, several and not joint.

         28. NO THIRD PARTY BENEFICIARIES. Unless expressly stated herein, this Agreement shall be solely for the benefit of the parties hereto and no other person or entity.



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


         29. HEADINGS. The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation thereof.

         30. PRESS RELEASE. The Company agrees to prepare and disseminate a press release addressing the Restructuring, within three business days of the execution of this Agreement.

             IN WITNESS WHEREOF, each of the parties below have executed a counterpart of this Agreement, the terms of which shall be effective upon execution by the Company and the Consenting Noteholders.


Dated: December 9, 1999              WAXMAN INDUSTRIES, INC. and
                                     WAXMAN USA INC.


                                     By: /s/ Melvin Waxman
                                        ----------------------------------------
                                        Melvin Waxman
                                    Individually, with respect to Paragraph
                                    18(e) only, and as both Co-CEO/Chairman of
                                    Waxman Industries, Inc. and Chairman/Co-CEO
                                    of Waxman USA Inc. with respect to the
                                    entire Agreement

                                     By: /s/ Armond Waxman
                                        ----------------------------------------
                                        Armond Waxman
                                    Individually, with respect to Paragraph
                                    18(e) only, and as both Co-CEO/President of
                                    Waxman Industries, Inc., and
                                    Chairman/Co-CEO/President of Waxman USA Inc.
                                    with respect to the entire Agreement

                                    24460 Aurora Road
                                    Bedford Heights, Ohio  44146
                                    Tel.:  (440) 439-1830
                                    Fax:   (440) 439-8678

Dated: December 9, 1999              MORGENS, WATERFALL, VINTIADIS & CO., INC.,
                                     acting on behalf of various investment
                                     advisory clients


                                     By: /s/ Neil Augustine
                                       -----------------------------------------
                                           Neil Augustine
                                     Its:  Group Portfolio Manager


                                     10 East 50th Street, 26th Floor
                                     New York, New York  10022
                                     Tel.:  (212) 705-0540
                                     Fax:   (212) 838-5540



Dated: December 8, 1999              OAKTREE CAPITAL MANAGEMENT, LLC,
                                     as agent and on behalf of certain funds
                                     and accounts



                                     By:  /s/ Kenneth Liang
                                        ----------------------------------------
                                           Kenneth Liang
                                     Its:  Managing Director and General Counsel



                                     By:  /s/ Lowell W. Hill
                                        ----------------------------------------
                                           Lowell W. Hill
                                     Its:  Senior Vice President


                                     333 South Grand Avenue, 28th Floor
                                     Los Angeles, California  90071
                                     Tel.:  (213) 830-6300
                                     Fax:   (213) 830-8522

Dated: December 9, 1999              POST ADVISORY GROUP


                                     By: /s/ Lawrence A. Post
                                        ----------------------------------------
                                           Lawrence A. Post
                                     Its:  President


                                     1880 Century Park East, Suite 820
                                     Los Angeles, California  90067
                                     Tel.:  (310) 407-0945
                                     Fax:   (310) 407-0951



Dated: December 9, 1999              VARDE PARTNERS, INC.



                                     By: /s/ Marcia Page
                                        ----------------------------------------
                                           Marcia Page
                                     Its:  Vice President


                                     3600 West 80th Street, #425
                                     Minneapolis, Minnesota  55431
                                     Tel.:   (612) 893-1554
                                     Fax:    (612) 893-9613

                                    EXHIBIT A
                                    ---------

                    THIS OUTLINE DOES NOT CONSTITUTE AN OFFER
                       WITH RESPECT TO ANY SECURITIES, OR
              THE SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN.
                   ANY SUCH OFFER OR SOLICITATION WILL BE MADE
                IN COMPLIANCE WITH ALL APPLICABLE SECURITIES LAWS
                             OR THE BANKRUPTCY CODE.



                          OUTLINE OF PRINCIPAL TERMS OF
                            A RESTRUCTURING AND JOINT
                        CHAPTER 11 PLAN OF REORGANIZATION
                        ---------------------------------


              This Outline (the "Term Sheet") describes certain of the principal terms of a proposed reorganization of certain of the outstanding indebtedness and liabilities of Waxman Industries, Inc. ("WI") and the satisfaction of certain indebtedness of Waxman USA Inc. ("USA," and together with WI, the "Company"). The Company contemplates implementation of the proposed reorganization for USA without a bankruptcy case and for WI through confirmation of a joint pre-packaged reorganization plan (the "Plan") under chapter 11 of title 11 of the United States Code, 11 U.S.C. Section 101 et seq. (the "Bankruptcy Code"). The Company expects that the Plan will have the support of the unofficial committee (the "Committee") of holders of the 12-3/4% Deferred Coupon Secured Notes, due 2004, issued by WI, current approximate accreted principal amount outstanding $92,797,000 (the "DC Notes") and the 11-1/8% Senior Notes, due 2001, issued by USA, current approximate principal amount outstanding $35,855,000 (the "Senior Notes") (the DC Notes and Senior Notes shall collectively be referred to as the "Notes") (holders of the Notes shall collectively be referred to as "Noteholders") and Noteholders in sufficient number and amount to ensure the successful completion of the reorganization of WI and confirmation of the Plan. The transactions described in this Outline remain subject in all respects to, among other things, definitive documentation, described below.

I.   CLASSIFICATION AND TREATMENT OF ALLOWED CLAIMS AGAINST AND INTERESTS IN WI

A.   Unclassified Claims (not entitled to vote)

     Administrative Claims:         Unless otherwise agreed by the holder of the
                                    claim, each holder will receive payment in full (in cash) of the unpaid portion of any allowed administrative claim on the Plan effective date (the "Effective Date") or as soon thereafter as practicable.

     Priority Tax Claims:           Unless otherwise agreed by the holder of the
                                    claim, at the option of WI, each holder will receive either (i) payment in full (in cash) on the Effective Date or as soon thereafter as practicable or (ii) payment over a six-year period from the date of assessment as provided in section 1129(a)(9)(C) of the Bankruptcy Code with interest payable as may be required by the Bankruptcy Code.

B.   Unimpaired Claims (deemed to accept)

     Class 1 - Other Priority
     Claims (if any):               Each holder will receive payment in full (in
                                    cash) on the Effective Date or as soon
                                    thereafter as practicable.

     Class 2 - Secured Claims:      At the option of WI, WI will (i) reinstate
     (if any, including, without    such allowed secured claim by curing all
     limitation, to the extent      outstanding defaults with all legal,
     that it has a secured claim,   equitable and contractual rights remaining
     the secured claim of Congress unaltered, (ii) pay in full in cash (with Financial Corporation ("CFC") interest, as required) such allowed secured claim by delivering the collateral securing such claim and paying any interest required to be paid under section 506(b) of the Bankruptcy Code.

     Class 3 - General Unsecured    At the option of WI, WI will (i) reinstate
     Claims:  (if any)              such allowed unsecured claim by curing all
                                    outstanding defaults with all legal,
                                    equitable and contractual rights remaining unaltered or (ii) pay in full in cash (with interest, as required) such allowed unsecured claim on the Effective Date or as soon thereafter as practicable.

C.   Impaired Claims (entitled
     to vote)

     Class 4 - DC Notes:            On the Effective Date or as soon thereafter
                                    as practicable, each holder of an allowed claim consisting of a DC Note will receive its pro rata share of (i) the Net Proceeds
                                    (the "Net Proceeds" are defined as the gross proceeds (the "Gross Proceeds") from the sale of the Barnett Stock (as defined below) less a) the Taxes (as hereinafter defined and calculated), b) up to $2,000,000 of restructuring expenses, c) $35,855,000 in aggregate principal amount of the 11 1/8%
                                    Senior Notes, d) interest accrued on the 11
                                    1/8% Senior Notes between September 1, 1999 and the date on which the Senior Notes are fully paid and e) approximately
                                    $5,916,000 representing the December 1, 1999 interest payment actually paid in cash on the DC Notes (the "Coupon Payment")) and
                                    (ii) all accrued interest or other
                                    investment proceeds earned on the Net
                                    Proceeds from the date of closing of the asset sale described in Section III.A., below, through the date of distribution of such funds to the holders of the DC Notes in full and complete satisfaction of any and all claims relating to the DC Notes. "Taxes" shall mean the aggregate amount of federal, state and local income (howsoever denominated, including alternative minimum) taxes payable by the consolidated group of which WI is the common parent (the "Company
                                    Group") with respect to the sale of the
                                    Barnett Stock for the taxable year in which the Barnett Stock is sold and shall be calculated (which calculation shall be done separately for each taxing jurisdiction in which any member of the Company Group is taxable) on an amount of taxable income equal to the excess of (x) the gross amount realized by the Company Group on the sale of the Barnett Stock over (y) the sum of, without duplication, (I) the Company Group adjusted tax basis of the Barnett Stock,
                                    (II) any expenses of the sale of the Barnett
                                    Stock payable by the Company Group, (III) the expenses of restructuring the debt of the Company Group, (IV) deductible interest on the debt being restructured and the Senior Notes, (V) the deduction for state taxes attributable to the sale of the Barnett Stock computed in a manner analogous to this computation, (VI) the aggregate net operating loss carryforwards to such taxable year, reduced by $3,000,000 and (VII) the total losses resulting from the operation of the Company Group for such taxable year, i.e. the amount, if any, by which the deductions of the Company Group for such taxable year (excluding those referred to in the preceding clauses (II) through (VI)) exceed the gross income of the Company Group for such taxable year (computed without regard to the gross proceeds realized on the sale of the Barnett Stock). Illustrations of the calculation of Taxes have been agreed to by the Committee and the Company contemporaneously herewith. The recovery of the DC Noteholders under the Plan shall be a cash amount equal to a) the Net Proceeds, b) all accrued interest and other investment proceeds earned on the Net Proceeds from the date of closing of the asset sale described in Section III.A., below, through the date of distribution to the holders of the DC
                                    Notes and c) additional consideration, if any, contemplated by Section IV.A., below.

D.   Interests (unimpaired)

     Class 5 Equity Interests:      Holders of allowed interests in WI and USA
                                    shall retain such interests without
                                    alteration, entitling such holders to the same legal, equitable and contractual rights that existed prior to the chapter 11 case contemplated herein, except as provided by
                                    Section IV.A., below.

E.   Other Necessary Classes:       The Plan will also contain classes for any
                                    other necessary claims and/or equity
                                    interests that are to be unimpaired and will contain such other provisions as are required or appropriate under the Bankruptcy
                                    Code or otherwise to accomplish the
                                    restructuring contemplated herein.

II.  PAYMENT OF SENIOR NOTES        In connection with the closing of the sale
                                    of the Barnett Stock (described below) each holder of a Senior Note will receive its pro rata share of $35,855,000 together with any and all interest accrued between September
                                    1, 1999 and the date on which the Senior
                                    Notes are paid in full, in cash, and in
                                    complete satisfaction of any and all claims relating to the Senior Notes.

III. FUNDING OF NOTEHOLDER
     PAYMENTS

A.   Sale by USA of approximately  As set forth in the timetable agreed to by the
     7.2 million

shares of the outstanding           Noteholders and the Company
outstanding common stock            contemporaneously herewith (the
of Barnett Inc. (the                "Timetable"), Barnett will engage in an
"Barnett Stock"), which             orderly sale process to sell itself,
constitutes approximately           and USA will cooperate to sell the Barnett
44.4% of the outstanding            Stock, to an independent, strategic or
stock of Barnett, Inc.              financial third party. The sale process
("Barnett").                        shall be conducted by BT Alex Brown
                                    Incorporated or such other reputable and independent investment bank as Barnett chooses to employ ("Alex Brown"). The terms and conditions of and documentation for the sale, to the extent requiring that the parties hereto are parties to such documentation, shall be mutually agreed upon by Barnett, the Company and the Committee.
                                    Throughout the course of the sale of
                                    Barnett, USA will fully cooperate with the Committee and its Advisors (as defined below), and will use its best efforts to cause Barnett and Alex Brown to cooperate fully with the Committee and its Advisors, including but not limited to, providing the Committee and its Advisors: (i) the opportunity to meet with the Company, Barnett and Alex Brown on a weekly (or more frequent if necessary) basis to discuss the sale of Barnett; (ii) copies of any and all relevant documents (including lists of potential buyers and information being made available to potential buyers); (iii) unlimited access to Alex Brown and the work product of Alex Brown related to the sale of Barnett; (iv) an opportunity to meet with each of WI's and USA's boards of directors, before these boards vote to approve the sale of the Barnett Stock, to discuss the sale of Barnett. Proceeds from the sale of the Barnett Stock shall be immediately paid to the holders of the Senior Notes as described above and the Net Proceeds shall be placed in a specially dedicated bank account in the name of USA (the "USA Proceeds Account") the sole purpose of which will be to repay the DC Notes as provided herein. The USA
                                    Proceeds Account shall contain no monies other than the Net Proceeds (and interest and earnings thereon) remaining from the sale of the Barnett Stock following the payment to holders of the Senior Notes as provided in
                                    Section II., above. During the term of the lock-up agreement, dated as of December 8, 1999 (the "Lock-up Agreement"), USA shall not grant or allow any (and shall take any and all reasonable action to prevent the granting or allowance of any) security interest, lien, encumbrance or other interest of any kind or nature whatsoever in the USA Proceeds Account or monies held therein to any individual or entity without the written consent of the Committee. During the term of the Lock-up Agreement, no monies shall be used or transferred from the USA
                                    Proceeds Account except to (i) fund a
                                    dividend in the amount of the Net Proceeds plus accrued interest (with interest and earnings thereon) from USA to WI, which shall be used by WI to fund payments under the Plan to pay holders of the DC Notes on the Effective Date (the "Dividend"), or (ii) to otherwise pay the DC Notes as provided herein. During the term of the Lock-up
                                    Agreement and pending the distribution of monies held in the USA Proceeds Account in accordance with this Term Sheet, all monies held in the USA Proceeds Account shall be invested in short-term government obligations or money market funds, as directed by USA and subject to an irrevocable direction that USA and WI may only distribute any and all monies held in the USA Proceeds Account to holders of the DC Notes. All officers and directors of USA and WI and WI, as the sole equity holder of USA, shall acknowledge and agree to the foregoing in writing.

B.   Additional Funding             USA shall draw on its existing credit
                                    facilities or guarantee note for funding all sums necessary to satisfy the Company's portion of the restructuring expenditures.

C.   Additional Security            In order to provide the Company with
                                    sufficient working capital to make the
                                    Coupon Payment, and to forestall any
                                    potential need WI and/or USA may
                                    otherwise have to monetize a portion of the Barnett Stock other than in furtherance of the reorganization contemplated herein, in addition to the amendments set forth in
                                    Section V., below, all Noteholders who are members of the Committee have consented to the adoption of amendments to the Senior
                                    Notes indenture and DC Notes indenture which
                                    (i) permit USA to grant CFA a first priority perfected security interest in and to an additional 500,000 shares of the Barnett
                                    Stock (for a total of one million shares of the Barnett Stock) and (ii) are indicated in the two forms of the First Supplemental
                                    Indenture, annexed hereto as Exhibit "A-1."

IV.  ADDITIONAL FEATURES OF THE
     PLAN

A.   Additional Consideration
     from WI If the Company or any portion thereof is sold or the Company sells additional equity securities, whether preferred or common, and such transaction(s) generate in the aggregate proceeds in excess of $15 million within one year from the Effective Date of the Plan ("Excess") then 50% of such Excess shall immediately be paid in kind by WI to the holders of the DC Notes.

B.   Conditions to Effective
     Date of the Plan               1. The Company and the Noteholders must
                                    enter into mutual general releases regarding any and all claims for the time period preceding the Effective Date of the Plan.

                                    2. There shall be no material adverse change in the ability of the Company to perform its obligations hereunder and in particular with respect to the sale of the Barnett Stock or the ability of USA to draw on its existing credit facilities.

                                    3. The Coupon Payment, the Dividend and
                                    payments of the DC Notes and the Senior
                                    Notes, as provided herein, must be made in accordance with this Term Sheet, must be lawful and no action must have been commenced and not dismissed to avoid or recover such payments as a fraudulent conveyance, preference or other similar avoidable payment.

                                    4. Except as contemplated by this Term
                                    Sheet, Melvin and Armond Waxman shall each certify in writing that, as of the Effective Date of the Plan, except as disclosed to the Committee in writing, they are unaware of any letter of intent, binding agreement or other binding understanding (whether oral or written) or any written indication of interest for the potential sale or other transaction concerning USA or WI, excluding sales of inventory and the creation of accounts receivable in the ordinary course.

C.   Timing                         The Company shall use its best efforts to
                                    comply with the Timetable.

D.   Documentation                  All of the documents necessary or
                                    appropriate to facilitate the restructuring of the Company will be in form and substance satisfactory to the Company and the Committee, including without limitation, the
                                    Plan, the disclosure statement, all
                                    bankruptcy court orders and the Lock-up
                                    Agreement.

E.   Other Terms                    The Company will pay the reasonable fees and
                                    expenses of counsel to the Committee and the financial advisors to the Committee
                                    (collectively, the "Advisors"), as provided in the Lock-up Agreement.

                                    No later than the date on which the sale of the Barnett Stock is consummated, the President, Chairman, CEO or other duly-authorized officer of USA acceptable to the Committee, shall execute and issue to the Committee a certificate stating (i) all assets and liabilities (both direct and indirect) of USA, (ii) that holders of the Senior Notes are, together with CFC, the sole creditors of USA, (iii) that USA was solvent prior to the sale of the Barnett Stock contemplated by this Term Sheet and the Plan and (iv) further stating that USA will not become insolvent as a result of the sale of the Barnett Stock contemplated by this Term Sheet and the Plan.

                                    No later than the date on which the sale of the Barnett Stock is consummated, and provided the Lock-up Agreement remains in effect, CFC shall execute and issue to USA and members of the Committee a certificate
                                    (i) waiving any and all rights CFC might otherwise have to proceeds from the sale of the Barnett Stock and the USA Proceeds Account and (ii) consenting to the payment
                                    a) of the Senior Notes and b) payment of the Dividend or other payment of the DC Notes as provided herein.

V.   INDENTURE AMENDMENTS           All of the holders of the DC Notes who are
                                    members of the Committee will, prior to the filing of WI's petition, agree to consent to the adoption of amendments to the DC Notes indenture, as indicated in the Third
                                    Supplemental Indenture annexed hereto as
                                    Exhibit "A-2," which amendments shall become effective immediately upon execution by WI and the Trustee and consent by all of the holders of the DC Notes who are members of the Committee.

VI.  WAIVERS AND RELEASES           The Committee and Noteholders (in their
                                    capacities as members of the Committee and individually) will support the granting of broad releases and waivers under the Plan to WI, USA, Barnett, the Committee, and all of their subsidiaries, affiliates, officers, directors, shareholders, employees, agents, attorneys, accountants and financial advisors (the "Released Parties") from any and all claims and causes of action that could be asserted by any and all creditors and/or equity holders of WI, or in the case of the Committee, by the Company, in connection with any claims arising from their financial condition, pre-petition activities and/or the Plan. The Committee and Noteholders (in their capacities as members of the Committee and individually) will support a release and waiver under the Plan of any Bankruptcy Code and state law avoidance actions that can be asserted against any of the Released Parties.

VII. SUPPORT OF INCENTIVE
     COMPENSATION                   The Committee will support an appropriate
                                    compensation program to be implemented by WI, if the Committee, in its reasonable discretion, determines that such compensation program is reasonable and appropriate.

                                   Exhibit A-1

                         FIRST SUPPLEMENTAL INDENTURE
                         ----------------------------


         First Supplemental Indenture, dated as of December __, 1999, to the Indenture dated as of May 20, 1994 (the "Indenture"), between Waxman Industries, Inc., a Delaware corporation (the "Company"), and the Huntington National Bank, as trustee (the "Trustee").

                                    RECITAL
                                    -------

         The Indenture provides that the Company and the Trustee may, with the written consent of the Holders of at least a majority in aggregate principal amount of the Company's outstanding 12 3/4% Senior Secured Deferred Coupon Notes due June 1, 2004 (the "Securities"), amend or supplement the Indenture or the Securities. The Company has received signed consents of the Holders of at least a majority in aggregate principal amount of the Securities approving the amendments to the Indenture and the Securities contained in this First Supplemental Indenture.

         NOW, THEREFORE, the parties agree as follows for their mutual benefit and for the equal and ratable benefit of the Holders of the Securities:


         1. Capitalized terms not defined herein shall have the meanings given to them in the Indenture.

         2. Section 1.01 of the Indenture is hereby amended by adding thereto the following definition in its appropriate alphabetical order:

                  "Additional Barnett Stock Amount" means up to an additional 500,000 shares of the common stock, $.01 par value per share, of Barnett Inc., as such number may be proportionately adjusted for stock splits, non cash stock dividends, reclassifications and similar events."

         3. Paragraph 4.13 of the Indenture is hereby amended by adding a new clause (k) following immediately after the end of clause (j);

                  "(k) In addition to the Liens permitted by clause (j) above, Liens on the Additional Barnett Stock Amount to secure Indebtedness incurred pursuant to Sections 4.10(b) or (i) hereof or any permitted refinancing thereof pursuant to Section 4.10(j) hereof."

         4. This First Supplemental Indenture is an indenture to and in implementation of the Indenture, and the Indenture and this First Supplemental Indenture shall henceforth be read together.

         5. The Trustee accepts the trusts created by the Indenture, as supplemented by this First Supplemental Indenture, and agrees to perform the same upon the terms and conditions in the Indenture, as supplemented by this First Supplemental Indenture.



                              Exhibit A-1, Page 1

         6. The Indenture as amended and supplemented by this First Supplemental Indenture is in all respects confirmed and preserved.

         7. This First Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

         8. The provisions of this First Supplemental Indenture will take effect immediately upon its execution and delivery by the Trustee.

         9. This First Supplemental Indenture shall be governed by the internal laws of the State of New York.

         10. If any provision of this First Supplemental Indenture shall be declared by a court of competent jurisdiction to be unenforceable, invalid or void, the same shall not impair any of the other provisions of this First Supplemental Indenture, nor shall any party have liability to the other parties as a result of such unenforceable, invalid or void provision.


         IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

                                         WAXMAN INDUSTRIES, INC.

                                         By:   _________________________
                                               Name:
                                               Title:

Attest:______________________
         Name:
         Address:

                                         THE HUNTINGTON NATIONAL BANK,
                                         as Trustee

                                         By:      _________________________
                                                  Name:
                                                  Title:




                              Exhibit A-1, Page 2

                          FIRST SUPPLEMENTAL INDENTURE
                          ----------------------------


         First Supplemental Indenture, dated as of December __, 1999, to the Indenture dated as of April 1, 1996 (the "Indenture"), between Waxman USA Inc., a Delaware corporation (the "Company"), and The United States Trust Company of New York, as trustee (the "Trustee").

                                    RECITAL
                                    -------

         The Indenture provides that the Company and the Trustee may, with the written consent of the Holders of at least a majority in aggregate principal amount of the Company's outstanding 11c% Senior Notes due 2001 (the "Securities"), amend or supplement the Indenture or the Securities. The Company has received signed consents of the Holders of at least a majority in aggregate principal amount of the Securities approving the amendments to the Indenture and the Securities contained in this First Supplemental Indenture.

         NOW, THEREFORE, the parties agree as follows for their mutual benefit and for the equal and ratable benefit of the Holders of the Securities:

         1. Capitalized terms not defined herein shall have the meanings given to them in the Indenture.

         2. Section 1.01 of the Indenture is hereby amended by adding thereto the following definition in its appropriate alphabetical order:

                  "Permitted Barnett Secured Indebtedness" means Indebtedness of the Company or any of its Subsidiaries in an aggregate principal amount not to exceed the greater of (i) $10.0 million and (ii) the fair value of 1.0 million shares (as such number may be proportionately adjusted for stock splits, stock dividends, reclassifications and similar events) of Barnett Common Stock that is secured by a Lien described under clause (h) of the definition of Permitted Liens, less the principal amount of Permitted Barnett Secured Indebtedness permanently prepaid pursuant to Section 4.17 hereof."

         3. The definition of Permitted Liens contained in Section 1.01 of the Indenture is hereby amended by deleting clause (h) thereof and substituting the following new clause (h) in its place:

                  "Liens on up to the greater of (i) $10.0 million fair value of Barnett Common Stock and (ii) 1.0 million shares of Barnett Common Stock;"

         4. This First Supplemental Indenture is an indenture to and in implementation of the Indenture, and the Indenture and this First Supplemental Indenture shall henceforth be read together.


                              Exhibit A-1, Page 3

         5. The Trustee accepts the trusts created by the Indenture, as supplemented by this First Supplemental Indenture, and agrees to perform the same upon the terms and conditions in the Indenture, as supplemented by this First Supplemental Indenture.

         6. The Indenture as amended and supplemented by this First Supplemental Indenture is in all respects confirmed and preserved.

         7. This First Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

         8. The provisions of this First Supplemental Indenture will take effect immediately upon its execution and delivery by the Trustee.

         9. This First Supplemental Indenture shall be governed by the internal laws of the State of New York.

         10. If any provision of this First Supplemental Indenture shall be declared by a court of competent jurisdiction to be unenforceable, invalid or void, the same shall not impair any of the other provisions of this First Supplemental Indenture, nor shall any party have liability to the other parties as a result of such unenforceable, invalid or void provision.

         IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

                                              WAXMAN USA INC.

                                              By:   _________________________
                                                    Name:
                                                    Title:

Attest:______________________
         Name:
         Address:

                                              THE UNITED STATES TRUST COMPANY OF
                                              NEW YORK
                                                as Trustee

                                              By:   _________________________
                                                    Name:
                                                    Title:



                              Exhibit A-1, Page 4

                                   Exhibit A-2

                          THIRD SUPPLEMENTAL INDENTURE
                          ----------------------------


         Third Supplemental Indenture, dated as of December __, 1999, to the Indenture dated as of May 20, 1994, between WI, Inc., a Delaware corporation (the "Company"), and the Huntington National Bank, as trustee (the "Trustee"), as amended by a First Supplemental Indenture dated as of January __, 1996 between the Company and the Trustee and a Second Supplemental Indenture dated as of December 1, 1999 between the Company and the Trustee (as so amended, the "Indenture").


                                     RECITAL

         The Indenture provides that the Company and the Trustee may, with the written consent of the Holders of at least a majority in aggregate principal amount of the Company's outstanding 12 3/4% Senior Secured Deferred Coupon Notes due June 1, 2004 (the "Securities"), amend or supplement the Indenture or the Securities. The Company has received signed consents of the Holders of at least a majority in aggregate principal amount of the Securities approving the amendments to the Indenture and the Securities contained in this Third Supplemental Indenture.

         NOW, THEREFORE, the parties agree as follows for their mutual benefit and for the equal and ratable benefit of the Holders of the Securities:

1. Capitalized terms not defined herein shall have the meanings given to them in the Indenture.

2. Section 1.01 of the Indenture is hereby amended by adding thereto the following definitions in their appropriate alphabetical order:


                  "Initial Accreted Value" means the sum of the Base Principal and the aggregate Initial OID Amount, or $539.02, per $1,000 principal amount of Securities.

                  "Accrued PIC Interest" means, as of any date, an amount per $1,000 principal amount of Securities that is equal to the portion of the excess of the principal amount of such Securities over the Initial Accreted Value which shall have been amortized through such date, such amount to be so amortized on a daily basis and compounded semi-annually on each June 1 and December 1 at the rate of 12 3/4% per annum from June 1, 1994 through the date of determination but not later than June 1, 1999, computed on the basis of a 360-day year of twelve 30-day months."


                              Exhibit A-2, Page 1

                  "Base Principal" means the remainder of $539.02 per $1,000 principal amount of securities, less the Initial OID Amount.

                  "OID Amount" means an amount per $1,000 principal amount of Notes equal to the amount of the accrued but unpaid original issue discount (as such amount is determined pursuant to Section 1273 of the Internal Revenue Code) on the Notes as calculated to the Maturity Date of the Notes, exclusive of the Accrued PIC Interest.

3. Section 6.10 of the Indenture is hereby amended by deleting said section in its entirety and replacing it with the following:


                  "If the Trustee collects any money pursuant to this Article Six, it shall pay out the money, and such payments shall be allocated, in the following order:

                  First: to the Trustee for amounts due under Section 7.07;

                  Second: to Holders for accrued and unpaid cash interest on the Securities pursuant to paragraph 1 of the Securities to and including the date on which the Default Amount becomes immediately due and payable pursuant to Section 6.02 above, ratably, without preference or priority of any kind, according to the amounts due and payable on the Securities for such accrued interest;

                  Third: to Holders for the Initial OID Amount in respect of the Securities, ratably without preference or priority of any kind;

                  Fourth: to Holders for principal amounts owing under the Securities in respect of Accrued PIC Interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Securities;

                  Fifth: to Holders for the Base Principal owing under the Securities, ratably, without preference or priority of any kind, according to the amounts due and payable on the Securities; and

                  Sixth: to the Company or any other obligor on the Securities, as their interests may appear, or as a court of competent jurisdiction may direct.

         The Trustee, upon prior notice to the Company, may fix a record date and payment date for any payment to Holders pursuant to this Section
         6.10. It is the intent of the foregoing allocation that all payments on the Notes prior to maturity shall be applied in payment of all interest which has accrued and remains unpaid on the Notes prior to the application of any payments to the Base Principal."


                              Exhibit A-2, Page 2

4. Paragraph 1 of the Securities is hereby amended by adding the following immediately after the end of the second sentence of the first paragraph thereof:


         "Notwithstanding the foregoing sentence, the Company may pay accrued interest on the Securities and the OID Amount in respect of the Securities at any time, or from time to time, in addition to, but not later than, the scheduled Interest Payment Dates."

5. Paragraph 5(b) of the Securities is hereby amended by adding the following immediately after the end of the second sentence on the first paragraph thereof:


         "Payments with respect to redemptions of the Securities, whether in whole or in part, shall be allocated in the following order of priority: (i) first, to accrued and unpaid interest on the Securities, if any, to the Redemption Date; (ii) second, to premiums, if any, paid upon redemption of the Securities in an amount equal to (x) if the Securities are being redeemed in whole, and not in part, that portion of the redemption price of the Securities (as determined in accordance with this paragraph (5)) in excess of the Accreted Value of the Securities as at the Redemption Date and (y) if the Securities are being redeemed in part, that portion of the redemption price that is equal to the difference between (A) aggregate amount, excluding accrued and unpaid cash interest, being paid for redemption (the "Total Payment"), and (B) the quotient of the Total Payment divided by a fraction (I) the numerator of which is the absolute value of the applicable redemption price which is stated as a percentage of the Accreted Value as set forth below and (II) the denominator of which is one hundred (100); (iii) third, to the OID Amount in respect of the Securities; (iv) fourth, to Accrued PIC Interest owing under the Securities; and (v) fifth, to Base Principal owing under the Securities. The Company may, on any Redemption Date, pay all accrued and unpaid interest on the Securities, including accrued and unpaid cash interest with respect to Securities, or other portions thereof, not redeemed as provided herein."

6. Each Holder agrees not to take any position on any return or report for any income tax purpose which is inconsistent with the application of any payments made on the Notes provided in this Third Supplemental Indenture.



                              Exhibit A-2, Page 3

7. This Third Supplemental Indenture is an indenture to and in implementation of the Indenture, and the Indenture and this Third Supplemental Indenture shall henceforth be read together.


8. The Trustee accepts the trusts created by the Indenture, as supplemented by this Third Supplemental Indenture, and agrees to perform the same upon the terms and conditions in the Indenture, as supplemented by this Third Supplemental Indenture.


9. The Indenture as amended and supplemented by this Third Supplemental Indenture is in all respects confirmed and preserved.

10. This Third Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

11. The provisions of this Third Supplemental Indenture will take effect immediately upon its execution and delivery by the Trustee.

12. This Third Supplemental Indenture shall be governed by the internal laws of the State of New York.

13. If any provision of this Third Supplemental Indenture shall be declared by a court of competent jurisdiction to be unenforceable, invalid or void, the same shall not impair any of the other provisions of this Third Supplemental Indenture, nor shall any party have liability to the other parties as a result of such unenforceable, invalid or void provision.


                    (Signatures appear on the following page)



                              Exhibit A-2, Page 4

         IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed as of the day and year first above written.


                                    WAXMAN INDUSTRIES, INC.



                                    By:
                                       -----------------------------------
                                       Name:
                                       Title:


Attest:
       -----------------------
       Name:
       Title:



                                    THE HUNTINGTON NATIONAL BANK,
                                    as Trustee



                                    By:
                                       -----------------------------------
                                       Name:
                                       Title:




                              Exhibit A-2, Page 5